Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Vicarious Surgical Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	457	(o)		(1)		(2)		(2)
Fees to Be Paid	Equity	Preferred stock, $0.0001 par value per share	457	(o)		(1)		(2)		(2)
Fees to Be Paid	Debt	Debt Securities	457	(o)		(1)		(2)		(2)
Fees to Be Paid	Equity	Warrants	457	(o)		(1)		(2)		(2)
Fees to Be Paid	Equity	Rights	457	(o)		(1)		(2)		(2)
Fees to Be Paid	Equity	Units	457	(o)		(1)		(2)		(2)
Fees to Be Paid	Unallocated (Universal) Shelf	(1)	457	(o)		(1)		(2)	$400,000,000		0.0001102	$44,080.00
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—		—		—	—	—	—	—	—
	Total Offering Amounts								$400,000,000			$44,080.00
	Total Fees Previously Paid											—
	Total Fee Offsets											—
	Net Fee Due											$44,080.00

(1)	There are being registered hereunder such indeterminate number of shares of Class A common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants and rights to purchase Class A common stock, preferred stock or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $400,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $400,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of Class A common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of Class A common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.